Exhibit 10.4

OVASCIENCE, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

(Effective January 1, 2014)

The Board of Directors of OvaScience, Inc. (the “Company”) has approved the following Non-Employee Director Compensation Policy (this “Policy”) which establishes compensation to be paid to non-employee directors of the Company, effective as of January 1, 2014 (“Effective Time”), to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors.

Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of the Company or any Affiliate (each, a “Non-Employee Director”).  “Affiliate” shall mean an entity which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Stock Option Grants

All stock option amounts set forth herein shall be subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s common stock.

Annual Stock Option Grants

Annually, each Non-Employee Director shall be granted a non-qualified stock option to purchase 6,500 shares of the Company’s common stock under the Company’s 2012 Stock Incentive Plan (the “Stock Plan”) on the date of the first annual meeting of the Board of Directors held following the Company’s annual meeting of stockholders.

Initial Stock Option Grant For Newly Appointed or Elected Directors

Each new Non-Employee Director shall be granted a non-qualified stock option to purchase 8,650 shares of the Company’s common stock under the Stock Plan on the date of his or her initial appointment or election to the Board of Directors.

Terms for All Option Grants

Unless otherwise specified by the Board of Directors or the Compensation Committee at the time of grant, all options granted under this Policy shall (i) vest in equal monthly installments at the end of each successive month following the grant date until the first anniversary of the grant date, subject to the Non-Employee Director’s continued service on the Board of Directors; (ii) have an exercise price equal to the fair market value of the Company’s common stock as determined in the Stock Plan on the date of grant; (iii) terminate ten years after the grant date and (iv) contain such other terms and conditions as the Board of Directors or the Compensation Committee shall determine.

Cash Fees

Retainer

The following annual cash fees shall be paid to the Non-Employee Directors serving on the Board of Directors and the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as applicable.

Board of Directors or Committee of Board of Directors	Annual Retainer Amount for Member	Annual Retainer Amount for Chair
Board of Directors	$35,000	—
Audit Committee	$8,000	$15,000
Compensation Committee	$5,000	$10,000
Nominating and Corporate Governance Committee	$3,750	$7,500

Payment Terms for All Cash Fees

Cash payments payable to Non-Employee Directors shall be paid quarterly in arrears as of the last day of each fiscal quarter, provided that (i) the amount of such payment shall be prorated for any portion of such quarter that such director was not serving on the Board or committee and (ii) no fee shall be payable in respect of any period prior to the date such director was elected to the Board or committee.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Non-Employee Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors and Committees thereof or in connection with other business related to the Board of Directors.

Amendments

The Compensation Committee shall periodically review this Policy to assess whether any amendments in the type and amount of compensation provided herein should be made and shall make recommendations to the Board of Directors for its approval of any amendments to this Policy.